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                                                                EXHIBIT 12.1

                             PACCAR Financial Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     PURSUANT TO SEC REPORTING REQUIREMENTS
                             (Thousands of Dollars)



                                                                         Three Months Ended
                                                                              March 31
                                                                           1994      1993
                                                                         ------------------
- - - ------------
FIXED CHARGES
  Interest expense                                                       $12,981    $11,180
  Portion of rentals deemed interest                                          56         50
                                                                         -------    -------
                        TOTAL FIXED CHARGES                              $13,037    $11,230
                                                                         =======    =======

EARNINGS
  Income before taxes                                                    $ 9,294    $ 7,114

  Fixed charges                                                           13,037     11,230
                                                                         -------    -------
                        EARNINGS AS DEFINED                              $22,331    $18,344
                                                                         =======    =======


RATIO OF EARNINGS TO FIXED CHARGES                                         1.71X      1.63X




The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR Inc. See Exhibit 12.2.





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